WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


     WERNER ENTERPRISES REPORTS FOURTH CONSECUTIVE QUARTER OF HIGHER
                     OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, October 15, 2002:
---------------------------------

     Werner Enterprises, Inc. (Nasdaq:WERN-news), one of the nation's largest truckload transportation companies, today reported higher operating revenues and earnings for the third quarter ended September 30, 2002. Operating revenues increased 4% to $336.1 million compared to $322.6 million in third quarter 2001. Net income increased 35% to $16.8 million compared to $12.5 million in third quarter 2001. Earnings per share for third quarter 2002 were $.26 per share, or 33% higher than the $.19 per share earned in third quarter 2001.

     "Continued stronger freight demand from our customers helped Werner Enterprises post its fourth consecutive quarter of improved operating revenues, improved operating margin, and improved earnings," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "Daily freight volumes during third quarter were consistently higher than the weaker volumes of a year ago. We improved our rate per mile by three cents a mile, or 2.5%, compared to the same quarter a year ago. A better economy and tightening truck capacity contributed to the improvement. Truck capacity is being constrained due to limited fleet growth at most truckload carriers, trucking company failures that are pulling capacity out of the market, and minimal industry-wide truck additions due to significant concerns with new truck engines manufactured after October 1. Our people and advanced technology also deserve much of the credit for our improved results. We are making good freight decisions and delivering premium on-time service. This is helping us make steady progress toward our goal of better margins and returns."

     Beginning mid-April of this year, the Company's daily ratio of "loads available to trucks available" improved compared to a year ago. This trend continued during third quarter 2002 and through the first half of October 2002. Demand was strong in most geographic markets and in most freight markets. Werner continues to focus on serving a diversified group of service-sensitive customers in the consumer non-durable goods sector. Within the Company's largest freight market, retail and consumer products, most of Werner's largest customers had solid increases in their freight shipments on a year-over-year basis. As trucking company failures remain high and insurance is not available for many small truckers, shippers are continuing to consolidate their core group of trucking company providers with carriers like Werner Enterprises.

     Effective October 1, 2002 all newly manufactured truck engines must be compliant with the engine emission standards mandated by the Environmental Protection Agency (EPA), or be subject to a cost penalty imposed by the EPA. All truck engines manufactured prior to October 1 are not subject to these emission standards. Management's analysis has led to significant concerns about the reliability, fuel efficiency, cost, and warranties of the new engines. There has been insufficient time to test a significant sample of the new engines for use in the Company's fleet. Werner reduced the average age of its already-young company truck fleet from 1.5 years as of December 2001 to 1.2 years as of September 2002. The Company expects to take delivery of new trucks with pre-October engines during fourth quarter 2002. This is expected to further reduce the average age of the company truck fleet to about 1.0 years as of December 2002. Truck purchases in 2003 will be dependent on the results of the Company's further testing and analysis of the new engines, including both the EGR engine manufactured by Detroit Diesel and the ACERT engine manufactured by Caterpillar.

     Because of truckload carrier concerns with new truck engines and lower industry production of new trucks over the last three years, the resale value of Werner's premium used trucks has improved. Even though management increased the number of trucks sold this year to keep the overall size of our fleet from growing, used truck pricing has improved. Gains on sales of equipment are reflected as a reduction of Other Operating Expenses in our income statement and amounted to $0.6 million in third quarter 2002 compared to a loss of $0.1 million in third quarter 2001.

     Average diesel fuel prices were higher than historical levels and increased steadily throughout third quarter 2002. However, fuel prices averaged five cents per gallon lower than third quarter 2001. While fuel prices have been increasing during third quarter 2002 due to pending concerns in the Middle East, fuel prices in third quarter 2001 began to decrease toward the end of the quarter. As of October 15, 2002, fuel prices are 18 cents per gallon higher than the fuel prices of October 15, 2001. The Company experienced a slight negative impact due to rising fuel prices in third quarter 2002 compared to third quarter
2001. To minimize the effect of fluctuating fuel prices on the Company's business, Werner collects fuel surcharge revenues from its customers. These surcharge programs, which automatically adjust weekly based on fuel price changes, continued to be in effect during third quarter 2002. Most of the higher cost of fuel is recovered in higher fuel surcharge revenues, except for miles that are not billable to the customer, out-of-route miles, and truck engine idling. Fuel surcharge revenues were $3.6 million lower in third quarter 2002 compared to third quarter 2001.

     Over the past several months, we have been meeting with customers to explain the current state of the truckload industry. Both truckload industry and Company margins, while improving, are below acceptable levels for the investment and risk of operating in this industry. We are actively negotiating rate increases. We continue to be diligent with our plans to keep fleet growth at a slower rate until our margin and return percentages are at least consistent with historical percentages achieved during the 1990's. We fully expect there will be good opportunity to accelerate fleet growth in the future as the economic environment improves or as more truckload capacity leaves the marketplace.

     During third quarter 2002, the Company purchased 124,500 shares of its common stock at an average price of $17.75 per share, for a total of $2.2 million.

     The Company's financial position remains very strong as invested cash of $91.7 million exceeds remaining debt of $50.0 million. $30.0 million of the remaining debt will be repaid when these notes mature in

November 2002. The remaining $20.0 million of debt matures in December 2003. Werner has no equipment operating leases as of September 2002 and, therefore, has no off-balance sheet equipment debt. Stockholders' equity has grown to $629.9 million, or $9.89 per share. The Company's cash flow from operations remains strong and was $77.5 million for third quarter 2002 compared to $65.3 million for third quarter 2001.

     "I am proud of our consistent record of strong financial results in all types of economies. Today, Werner Enterprises is uniquely positioned with an extremely new fleet, a virtually debt-free balance sheet, strong cash flow, and the best people and technology in the business," said C.L. Werner.



                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of      Quarter       % of
                              Ended      Operating    Ended      Operating
                             9/30/02     Revenues    9/30/01     Revenues
                             --------    --------    --------    --------
Operating revenues           $336,096       100.0    $322,618       100.0
                             --------    --------    --------    --------

Operating expenses:
   Salaries, wages and
     benefits                 120,303        35.8     115,020        35.7
   Fuel                        32,321         9.6      33,560        10.4
   Supplies and maintenance    28,798         8.6      31,723         9.8
   Taxes and licenses          24,348         7.3      23,529         7.3
   Insurance and claims        13,233         3.9       9,866         3.1
   Depreciation                30,632         9.1      29,005         9.0
   Rent and purchased
     transportation            55,285        16.4      54,935        17.0
   Communications and
     utilities                  3,610         1.1       3,277         1.0
   Other                          410         0.1       1,082         0.3
                             --------    --------    --------    --------
      Total operating
        expenses              308,940        91.9     301,997        93.6
                             --------    --------    --------    --------
Operating income               27,156         8.1      20,621         6.4
                             --------    --------    --------    --------

Other expense (income):
   Interest expense               757         0.2         775         0.2
   Interest income               (628)       (0.2)       (585)       (0.2)
   Other                          156         0.1         506         0.2
                             --------    --------    --------    --------
      Total other expense         285         0.1         696         0.2
                             --------    --------    --------    --------

Income before income taxes     26,871         8.0      19,925         6.2
Income taxes                   10,076         3.0       7,472         2.3
                             --------    --------    --------    --------
Net income                    $16,795         5.0     $12,453         3.9
                             ========    ========    ========    ========

Diluted shares outstanding     65,128                  64,353
                             ========                ========
Diluted earnings per share       $.26                    $.19
                             ========                ========


                                       OPERATING STATISTICS
                                   (Quarter Ended September 30)
                                        % Change
                                        --------
Average monthly miles per
  tractor                      10,283     (0.6%)       10,347
Average revenues per total
  mile (1)                     $1.242      2.5%        $1.212
Average revenues per loaded
  mile (1)                     $1.372      2.3%        $1.341
Average percentage of empty
  miles                          9.52%    (1.0%)         9.62%
Average tractors in service     7,885      1.9%         7,735
Average revenues per truck
  per week (1)                 $2,947      1.8%        $2,894
Non-trucking revenues (in
  thousands)                  $25,792     30.4%       $19,779
Capital expenditures, net     $68,786                 $24,754
Cash flow from operations     $77,541                 $65,250
Total tractors (at quarter
  end)
     Company                    6,900                   6,615
     Owner-operator             1,050                   1,135
                             --------                --------
          Total tractors        7,950                   7,750

Total trailers (at quarter
  end)                         20,200                  19,800


(1)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                           Nine Months     % of    Nine Months     % of
                              Ended      Operating    Ended      Operating
                             9/30/02     Revenues    9/30/01     Revenues
                             --------    --------    --------    --------
Operating revenues           $989,076       100.0    $949,972       100.0
                             --------    --------    --------    --------

Operating expenses:
   Salaries, wages and
     benefits                 358,222        36.2     338,956        35.7
   Fuel                        87,783         8.9     104,338        11.0
   Supplies and maintenance    89,966         9.1      87,942         9.2
   Taxes and licenses          72,953         7.4      69,799         7.3
   Insurance and claims        37,632         3.8      31,518         3.3
   Depreciation                89,355         9.0      87,108         9.2
   Rent and purchased
     transportation           168,552        17.1     160,452        16.9
   Communications and
     utilities                 10,971         1.1      10,587         1.1
   Other                        2,063         0.2       2,659         0.3
                             --------    --------    --------    --------
      Total operating
        expenses              917,497        92.8     893,359        94.0
                             --------    --------    --------    --------
Operating income               71,579         7.2      56,613         6.0
                             --------    --------    --------    --------

Other expense (income):
   Interest expense             2,316         0.2       3,015         0.3
   Interest income             (1,904)       (0.2)     (2,033)       (0.2)
   Other                          787         0.1       1,232         0.2
                             --------    --------    --------    --------
      Total other expense       1,199         0.1       2,214         0.3
                             --------    --------    --------    --------

Income before income taxes     70,380         7.1      54,399         5.7
Income taxes                   26,392         2.7      20,400         2.1
                             --------    --------    --------    --------
Net income                    $43,988         4.4     $33,999         3.6
                             ========    ========    ========    ========

Diluted shares outstanding     65,209                  63,946
                             ========                ========
Diluted earnings per share       $.67                    $.53
                             ========                ========


                                       OPERATING STATISTICS
                                 (Nine Months Ended September 30)
                                        % Change
                                        --------
Average monthly miles per
  tractor                      10,308     (0.1%)       10,316
Average revenues per total
  mile (1)                     $1.227      2.1%        $1.202
Average revenues per loaded
  mile (1)                     $1.357      1.6%        $1.336
Average percentage of empty
  miles                          9.60%    (4.2%)        10.02%
Average tractors in service     7,914      3.1%         7,676
Average revenues per truck
  per week (1)                 $2,919      2.0%        $2,861
Non-trucking revenues (in
  thousands)                  $71,308     32.3%       $53,910
Capital expenditures, net    $153,499                $101,932
Cash flow from operations    $177,792                $183,810
Total tractors (at quarter
  end)
     Company                    6,900                   6,615
     Owner-operator             1,050                   1,135
                             --------                --------
          Total tractors        7,950                   7,750

Total trailers (at quarter
  end)                         20,200                  19,800


(1)  Net of fuel surcharge revenues.

                                                    BALANCE SHEET DATA
                                                    (In thousands)



                                          9/30/02                12/31/01
                                         --------                --------
ASSETS                                  (Unaudited)
Current assets:
   Cash and cash equivalents              $91,739                 $74,366
   Accounts receivable, trade, less
     allowance of $5,489 and $4,966,
     respectively                         126,725                 121,354
   Other receivables                        9,058                   8,527
   Inventories and supplies                 9,763                   8,432
   Prepaid taxes, licenses, and permits     3,702                  12,333
   Other current assets                    16,640                  11,055
                                       ----------               ---------
      Total current assets                257,627                 236,067
                                       ----------               ---------

Property and equipment                  1,157,894               1,069,605
Less - accumulated depreciation           378,098                 354,122
                                       ----------               ---------
      Property and equipment, net         779,796                 715,483
                                       ----------               ---------

Other non-current assets                   13,300                  12,464
                                       ----------               ---------

                                       $1,050,723                $964,014
                                       ==========               =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                       $46,533                 $33,188
   Current portion of long-term debt       30,000                  30,000
   Insurance and claims accruals           46,497                  40,254
   Accrued payroll                         20,340                  15,008
   Current deferred income taxes           20,473                  20,473
   Other current liabilities               17,009                  13,334
                                       ----------               ---------
      Total current liabilities           180,852                 152,257
                                       ----------               ---------

Long-term debt, net of current portion     20,000                  20,000

Insurance and claims accruals, net of
  current portion                          45,801                  38,801

Deferred income taxes                     174,168                 162,907

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     64,427,780 shares issued;
     63,680,423 and 63,636,823 shares
     outstanding, respectively                644                     644
   Paid-in capital                        107,004                 106,058
   Retained earnings                      531,103                 490,942
   Accumulated other comprehensive loss      (101)                    (43)
   Treasury stock, at cost; 747,357
     and 790,957 shares, respectively      (8,748)                 (7,552)
                                       ----------               ---------
      Total stockholders' equity          629,902                 590,049
                                       ----------               ---------
                                       $1,050,723                $964,014
                                       ==========               =========


       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 7,950 trucks and 20,200 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.